Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion by reference in this Registration Statement on Form S-8 of Meiwu Technology Company Limited (formerly Wunong Net Technology Company Limited) (the “Company”) of our report dated August 13, 2020 with respect to our audit of the consolidated balance sheet of the Company as of December 31, 2019, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2019, which appears in Meiwu Technology Company Limited’s Annual Report on Form 20-F for the year ended December 31, 2020.

/s/ Friedman LLP

New York, New York

March 2, 2022